Exhibit 10.14

TURNING POINT THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

SIEGFRIED REICH, PH.D.

This Executive Employment Agreement (this “Agreement”), is made and entered into as of February 15, 2020, by and between Siegfried Reich, Ph.D., (“Executive”) and Turning Point Therapeutics, Inc. (the “Company”).

WHEREAS, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Employment by the Company.

1.1Position. Executive shall serve as Executive Vice President and Chief Scientific Officer of the Company, reporting to Athena Countouriotis, M.D., the Company’s President & CEO (the “CEO”). Executive’s commencement of employment with the Company will be on or before March 2, 2020 (such actual date of commencement of employment with the Company, the “Start Date”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2Duties and Location. Executive shall perform such duties as are customarily associated with the position of Executive Vice President and Chief Scientific Officer and such other duties as are assigned to Executive by the CEO. Executive’s primary office location shall be the Company’s headquarters located in San Diego, California. Subject to the terms of this Agreement, the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel.

1.3Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $16,250 semi-monthly, which equates to $390,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) of up to 40% of Executive’s then current annual Base Salary (the “Target Bonus Amount”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Company’s Board of Directors (the “Board”) (or the Compensation Committee thereof) and the CEO, based upon the Company’s and Executive’s achievement of corporate and individual objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof). No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

3.Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. As an executive at the Company, Executive will be eligible to take paid time off (“PTO”) under the Company’s Discretionary PTO Policy (the “Discretionary PTO Policy”). Under the Discretionary PTO Policy, Executive does not accrue PTO. Rather, Executive is permitted to use discretion in achieving an appropriate work/life balance by taking time off as needed and consistent with job demands. There is no set minimum or maximum amount of time off that may be taken in a given year, however Executive must obtain prior approval from the CEO before taking PTO, except for absences that qualify under state and local paid sick leave laws. Although there is no limit on the amount of time that may be taken under the Discretionary PTO Policy, Executive is expected to exercise this right responsibly and continue to satisfy all professional obligations. Neglect of professional obligations may result in disciplinary action, up to and including termination of employment.

4.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.Stock Option Grant. Subject to approval by the Board, Executive shall be granted an option to purchase 150,000 shares of Common Stock of the Company at the fair market value on the date of grant (the “Option”). The Option shall be governed in all respects  by the terms of the governing equity plan documents and option agreement between Executive and the Company, and shall be subject to a vesting schedule whereby 25% of the shares subject to the Option shall vest one year after grant, with the remaining shares vesting in equal monthly installments over the following three years thereafter, subject to Executive’s continuous service.

6.Proprietary Information Obligations.

6.1Proprietary Information Agreement. Executive shall execute, and will abide by, the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (“Proprietary Agreement”).

6.2Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7.Outside Activities and Non-Competition During Employment.

7.1Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2Non-Competition During Employment. Except as otherwise provided  in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Agreement.

8.Termination of Employment; Severance and Change in Control Benefits.

8.1At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as such term is defined in the Company’s Severance Benefit Plan – C-Suite (the “Severance Plan”)) or advance notice.

8.2Covered Termination Unrelated to Change in Control. In the event Executive’s employment with the Company is terminated due to a Covered Termination (as defined in the Severance Plan) at any time except during the Change in Control Protection Period (as defined in the Severance Plan), then Executive shall be entitled to the benefits provided under, and subject to the terms and conditions of, the Severance Plan.

8.3Covered Termination During Change in Control Protection Period.  In the event Executive’s employment with the Company is terminated due to a Covered Termination during the Change in Control Protection Period, then in lieu of (and not additional to) the severance benefits described in Section 8.2, Executive shall be entitled to the benefits provided under, and subject to the terms and conditions of, the Severance Plan.

8.4Termination for Cause; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and Change in Control benefits listed in Sections 8.2 and 8.3 above, if the Company terminates Executive’s employment for Cause, or Executive’s employment terminates due to Executive’s death or disability.

9.Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess  of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.General Provisions.

10.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4Complete Agreement. This Agreement, together with the Severance Plan and the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

10.9Non-Solicitation. Executive agrees that for the one year period after the date Executive’s employment ends, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of the Company to terminate his, her or its relationship with the Company or its affiliates, even if Executive did not initiate the discussion or seek out the contact.

10.10Non-disparagement. Executive agrees not to disparage the Company and its affiliates, and the Company’s and its affiliates’ officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process or as part of a government investigation. Notwithstanding the foregoing, nothing herein shall limit Executive’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

TURNING POINT THERAPEUTICS, INC.

By:	/s/ Athena Countouriotis
Athena Countouriotis, M.D.
Chief Executive Officer

EXECUTIVE

/s/ Siegfried Reich
Siegfried Reich, Ph.D.